Exhibit 99

For Immediate Release	For Further Information Contact
Tuesday, December 27, 2005	Robert E. Phaneuf
Vice President - Corporate Development
(918) 592-0101

VINTAGE PETROLEUM’S BOARD APPROVES REPATRIATION

Tulsa, Oklahoma—Vintage Petroleum, Inc. (NYSE: VPI) today announced that its board of directors has approved a special one-time repatriation of $450 million from its international operations consisting of approximately $200 million in cash and $250 million of intercompany debt. The company expects to record additional income tax expense in the fourth quarter of approximately $50 million related to the portion of this repatriation which represents previously unremitted foreign earnings.

In connection with the company’s evaluation of making a one-time repatriation of previously unremitted foreign earnings under the special provisions of the American Jobs Creation Act of 2004 (the “Act”), the company determined that, under its particular circumstances, the Act’s mandatory reduction of foreign taxes eligible for credit against current and future U.S. taxes would be more punitive than the additional cash taxes to be paid currently if no election to be taxed under the provisions of the Act were made. Therefore, the company will not elect the partial dividend deduction provided for under the Act and thereby preserve an estimated $142 million of foreign taxes eligible to offset future U.S. taxes on foreign income in the next 10 years.

The company has received the necessary approval under the terms of its merger agreement with Occidental Petroleum Corporation for this one-time repatriation.

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Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of future earnings, taxes, foreign taxes eligible to offset future U.S. taxes on foreign income, international activities, and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by Argentina as a result of its political and economic conditions and changes in the estimated impact on the company, as well as continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI. For additional information, visit the company website at www.vintagepetroleum.com.